EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT:	LISA PALMER (904) 598-7636

REGENCY CENTERS REPORTS FIRST QUARTER RESULTS

Jacksonville, Fla. (May 6, 2009) — Regency Centers Corporation announced today financial and operating results for the quarter ended March 31, 2009.

Funds From Operations (FFO) for the first quarter was $55.0 million, or $0.78 per diluted share, compared to $61.2 million and $0.87 per diluted share for the same period in 2008. Excluding a one-time severance charge of $2.24 million in March in connection with the Company’s ongoing cost savings initiatives originally planned to occur later in the year, first quarter FFO per share would have been $0.82. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income attributable to common stockholders for the quarter was $19.6 million, or $0.28 per diluted share, compared to $26.7 million and $0.38 per diluted share for the same period in 2008.

Portfolio Results

For the three months ended March 31, 2009, Regency’s results for wholly owned properties and its pro-rata share of co-investment partnerships were as follows:

•	Decrease in same store net operating income: (2.0%)
•	Same space rental rate growth on a cash basis: 0.9%
•	Leasing transactions: 347 new and renewal lease transactions for a total of 1.2 million square feet

Capital Recycling and Co-investment Partnerships

During the quarter Regency sold two operating properties from its co-investment partnerships and one recently completed, wholly owned development at a weighted average cap rate of 7.63% at a gross sales price of $36.5 million. Regency also sold four out parcels at a gross sales price of $3.2 million.

In January 2009, Regency and its joint venture partner Macquarie Countrywide Trust (MCW) began the dissolution process, at MCW’s election, of two co-investment entities. As a result of the dissolution, MCW and Regency have commenced the distribution of their ownership interests through a distribution-in-kind process (DIK). The dissolution is ongoing and is expected to be completed by the end of 2009, with timing being subject to lender consents. Upon completion of the dissolution process, MCW will have received 35 properties, of which 12 have already been sold to Inland Real Estate Acquisitions Inc. on behalf of Inland American Real Estate Trust Inc., and an additional eight are under contract to be sold. Regency will receive six properties upon completion of the dissolution process and three were received through March 31, 2009. Upon final dissolution of the joint ventures, Regency will receive a promote and liquidation management fee distribution expected to be in the range of $11 million to $13 million, which will be recorded in 2009 and paid to Regency in the form of property distributions as part of the selection process described above.

Development

There were no new development starts during the quarter. One project stabilized at an 8.57% yield and is 100% leased. At March 31, 2009, the Company had 47 projects under development for an estimated total net investment at completion of $974.5 million and an expected return of 8.08% on net development costs after partner participation. The in-process developments are 79% funded and 86% leased and committed, including tenant-owned GLA.

Capital Markets

Secured Financings

During the first quarter, Regency has closed a loan secured by three properties in its co-investment partnerships totaling $39.0 million at an interest rate of 7.5% over a ten-year term. This loan amount is approximately 57% of combined property value. Regency has also received a loan commitment on a single-property secured mortgage in its co-investment partnerships for $7.5 million at an interest rate of 6.75% over a ten-year term. This loan amount is approximately 50% of property value.

In the wholly owned portfolio, Regency has received a loan commitment and locked rate on $106.0 million of loan proceeds secured by eight assets. This commitment includes an interest rate of 7.75% over a ten-year term and is interest-only for the duration. This loan is approximately 55% of combined property values.

Equity Offering

Subsequent to quarter end Regency closed on its offering of 10.0 million shares of common stock which included the full exercise of the over-allotment option by its underwriters. The public offering was priced at $32.50 per share. The company intends to use the net proceeds from this offering, which are expected to be approximately $311.2 million, to repay indebtedness and for general corporate purposes.

Dividend

On May 5, 2009, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on June 3, 2009 to shareholders of record on May 20, 2009. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on June 30, 2009 to shareholders of record on June 2, 2009; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on June 30, 2009 to shareholders of record on June 2, 2009; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on June 30, 2009 to shareholders of record on June 2, 2009.

Based on estimated taxable income for 2009 which includes an estimate of capital gains, the need to preserve financial flexibility in light of the current state of the capital markets, and the increased number of shares resulting from the common stock offering discussed above, management and the Board of Directors have reduced the dividend to $0.4625 per share, or $1.85 on an annualized basis. This represents a 36% reduction from the previous annual dividend of $2.90 per share. The company currently expects to pay all 2009 dividend payments in cash.

2009 FFO Guidance Update

The company has revised its 2009 FFO per share guidance as a result of the recent equity offering. Full-year 2009 FFO per share is expected to be in the range of $3.03 to $3.28 compared to pre-offering guidance of $3.25 to $3.50 per share.

Conference Call

Regency will release first quarter 2009 results after market close on May 6, 2009. In conjunction with Regency’s first quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, May 7 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

Reconciliation of Net Income to Funds From Operations:

For the Periods Ended March 31, 2009 and 2008	Three Months Ended and Year to Date
	2009	2008
Net income attributable to common stockholders	$19,562,977	$26,719,500
Adjustments to reconcile to Funds from Operations:
Depreciation expense - consolidated properties	23,353,809	21,388,427
Depreciation and amortization expense - uncons properties	9,510,545	10,855,658
Consolidated JV partners’ share of depreciation	(139,647)	(130,206)
Amortization of leasing commissions and intangibles	3,622,500	3,146,853
Gain on sale of operating properties, including JV’s	(1,092,994)	(1,006,427)
Noncontrolling interest of exchangeable partnership units	163,695	212,847
Funds From Operations	54,980,885	61,186,652
Dilutive effect of share-based awards	(325,002)	(422,267)

Funds From Operations for calculating Diluted FFO per Share	54,655,883	60,764,385

Weighted Average Shares For Diluted FFO per Share	70,138,289	69,882,356

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At March 31, 2009, the company owned 413 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 55.3 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 195 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the Securities and Exchange Commission, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.